Filed Pursuant to Rule 424(b)(4)

                                   PROSPECTUS

                                 600,000 Shares

                             Siebert Financial Corp.

                                  Common Stock
                                   -----------

         Six of our shareholders, as listed in this prospectus, are offering and selling an aggregate of 600,000 shares of our common stock under this prospectus. The selling shareholders acquired their shares of our common stock in a private transaction in connection with our acquisition of Andrew Peck
Associates, Inc. All of the shares of our common stock covered by this prospectus are being sold by the selling shareholders. We will not receive any part of the proceeds from the sale of these shares.

                                   -----------

         The selling shareholders may offer their shares of our common stock through public or private transactions, on or off the United States exchanges, at prevailing market prices, or at privately negotiated prices. The selling shareholders will pay the commission expenses and brokerage fees for the sale of these shares.

                                   -----------

         Our common stock trades on the Nasdaq SmallCap Market under the ticker symbol "SIEB." On June 15, 1999, the closing sale price of one share of our common stock was $20.25.

                                   -----------

         Investing in our common stock involves certain risks. See "Risk Factors," which begin on page 5 of this prospectus.

                                   -----------

         Neither the Securities and Exchange Commission nor any state securities commission has determined whether this prospectus is truthful or complete. Nor have they made, nor will they make, any determination as to whether anyone should buy these securities. Any representation to the contrary is a criminal offense.

                                   -----------

                   The date of this Prospectus is July 9, 1999

                                TABLE OF CONTENTS

                                                                            Page
                                                                            ----

WHERE YOU CAN FIND MORE INFORMATION .......................................    3

THE COMPANY ...............................................................    4

RECENT DEVELOPMENTS .......................................................    4

RISK FACTORS ..............................................................    5

FORWARD LOOKING STATEMENTS ................................................   15

USE OF PROCEEDS ...........................................................   15

DIVIDEND POLICY ...........................................................   15

PRICE RANGE OF COMMON STOCK ...............................................   16

SELLING SHAREHOLDERS ......................................................   17

PLAN OF DISTRIBUTION ......................................................   18

LEGAL MATTERS .............................................................   18

EXPERTS ...................................................................   18

                       WHERE YOU CAN FIND MORE INFORMATION

         We file annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any document we file at the SEC's public reference rooms in Washington, D.C., New York, New York and Chicago, Illinois. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. Our SEC filings are also available to the public from the SEC's website at http://www.sec.gov.

         The SEC allows us to "incorporate by reference" the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings we will make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 until the selling shareholders sell all their shares of our common stock. This prospectus is part of a registration statement we filed with the SEC (Registration No. 333- ).


                    (1)  Our Current Report on Form 8-K filed on June 14, 1999.

                    (2) Our Quarterly Report on Form 10-Q for the quarter ended March 31, 1999.

                    (3) Our Annual Report on Form 10-KSB for the fiscal year ended December 31, 1998.

                    (4) The description of our capital stock contained in Amendment No. 4 to our Registration Statement on Form S-1 filed on July 30, 1998.

         You may request a copy of these filings, at no cost, by writing or telephoning us at the following address:

                         Siebert Financial Corp.
                         885 Third Avenue, New York, New York 10022
                         Attention: Shareholder Relations
                         (Tel. No. (212) 644-2400)

         "We," "us" and "our," when used in this prospectus, refer to Siebert Financial Corp. Our Web site address is The information on our Web site is not a part of this prospectus. You should rely only on the information incorporated by reference or provided in this prospectus or any supplement. We have not authorized anyone else to provide you with different information. The shareholders selling under this prospectus will not make an offer of these shares in any state where the offer is not permitted. You should not assume that the information in this prospectus or any supplement to this prospectus is accurate as of any date other than the date on the front of these documents.

                                   THE COMPANY

         We are a holding company and conduct all of our business activities in the retail discount brokerage and investment banking business through our wholly-owned subsidiary, Muriel Siebert & Co., Inc. Muriel Siebert, the first woman member of the New York Stock Exchange, is our Chair and President and owns approximately 87.3% of our outstanding common stock.

         We provide services to our customers through two main divisions. Through our Retail division, we provide discount brokerage and related services to more than 70,000 retail investor accounts. Through our Capital Markets division, we offer institutional clients equity execution services on an agency basis, as well as equity, fixed income and municipal underwriting, and investment banking services. In addition, our Capital Markets division participates in the secondary markets for Municipal and U.S. Treasury securities and also trades listed closed-end bond funds and certain other securities for our own account. This proprietary trading business is strictly segregated from that of the agency business executed on behalf of institutional clients.

                               RECENT DEVELOPMENTS

         On January 15, 1999, we completed a rights offering in which existing shareholders received the right to purchase one share of our common stock at $7.50 for each share of our common stock owned of record as of July 29, 1998. Approximately 961,000 shares of our common stock were issued pursuant to this rights offering, generating net proceeds to us of approximately $7,000,000, after the payment of offering expenses of approximately $250,000.

         In January 1999, we unveiled our new interactive palm-top service that allows our clients to make equity trades, receive confirmations, get real-time quotes and alerts, access account data, send and receive e-mail and more - all without a phone or computer. Using the newest wireless two-way interactive beeper technology, this beeper-sized, 4.9-ounce battery-operated device can be programmed to provide instant account updates and quotes.

         On May  28,  1999,  we  consummated  our  acquisition  of  Andrew  Peck
Associates, Inc. Under the agreement relating to the merger, Andrew Peck Associates was merged with and into Muriel Siebert & Co. and the separate existence of Andrew Peck Associates ceased. Each share of common stock of Andrew Peck Associates outstanding was converted into the right to receive shares of our common stock at a specified exchange ratio, resulting in the issuance of 600,000 shares of our common stock. It is these 600,000 shares issued in the merger that are the subject of this prospectus.

         Andrew Peck Associates is a discount brokerage firm headquartered in Jersey City, New Jersey. All of the principals and employees of Andrew Peck Associates joined Muriel Siebert & Co. following the merger. The merger was structured as a tax-free transaction for federal income tax purposes and will be accounted for as a pooling of interests.

                                  RISK FACTORS

         Before you invest in our common stock, you should be aware that there are various risks, including those described below. You should consider carefully these risk factors together with all of the other information included in this prospectus before you decide to purchase shares of our stock.

OUR BUSINESS IS SUBJECT TO SIGNIFICANT RISKS AND OUR OPERATING RESULTS MAY FLUCTUATE, ADVERSELY AFFECTING THE PRICE OF OUR COMMON STOCK.

         The business in which we operate is, by its nature, subject to significant risks and uncertainties, many of which are exacerbated in volatile or illiquid securities markets, including:

               o   the risk of trading losses,
               o losses resulting from the ownership or underwriting of securities,
               o   counterparty failure to meet commitments,
               o   customer, employee and issuer fraud,
               o   errors and misconduct,
               o failures relating to the processing of securities transactions, and
               o   litigation.

         In addition, the securities business in general is affected by many factors, including:

               o   economic and political conditions,
               o   broad trends in business and finance,
               o legislation and regulation affecting the national and international business and financial communities,
               o   currency  values,
               o   inflation,
               o   market conditions,
               o the availability and cost of short-term or long-term funding and capital,
               o the credit capacity or perceived creditworthiness of the securities industry in the marketplace, and
               o   the level and volatility of interest rates.

         The varied risks associated with our business and the securities business in general, could adversely affect our commission and other revenues. This potential reduction in revenues or a loss resulting from our underwriting or ownership of securities could have a material adverse effect on our results of operations and financial condition. In addition, as a result of these risks, our revenues and operating results may be subject to significant fluctuations from quarter to quarter and from year to year.

LOWER PRICE LEVELS IN THE SECURITIES MARKETS MAY REDUCE OUR PROFITABILITY, ADVERSELY AFFECTING THE PRICE OF OUR COMMON STOCK.

         Lower price levels in the securities markets may result in reduced volumes of securities transactions, with a consequent reduction in our commission revenues. Lower price levels of securities may also result in the decline in value of the securities we hold in trading, investment and underwriting positions. In periods of low volume, our profitability can be adversely affected also because some of our expenses remain relatively fixed. In addition, sudden sharp declines in market values of securities and the failure of issuers and counterparties to perform their obligations can result in illiquid markets which, in turn, may result in our having difficulty selling the securities we hold. Lower price levels in the securities markets, if prolonged, may also lower our revenues from investment banking and other activities.

THERE IS INTENSE COMPETITION IN THE DISCOUNT BROKERAGE INDUSTRY, PARTICULARLY IN THE ONLINE BROKERAGE INDUSTRY.

         We encounter significant competition from full-commission and discount brokerage firms, as well as from financial institutions, mutual fund sponsors and other organizations. Many of these competitors are significantly larger, have greater capital resources, and offer a wider range of services and financial products than us. Our municipal bond underwriting subsidiary also encounters significant competition from firms engaged in the municipal finance business. The general financial success of the securities industry over the past several years has strengthened our competitors. We believe that the success of industry participants will continue to attract additional competitors such as banks, insurance companies, providers of online financial and information services, and others as they expand their service offerings.

         During recent years, competition has continued to intensify among all classes of brokerage firms and within the discount brokerage business. Some firms, traditionally discount execution firms, have broadened their service offerings to include investment advice and investment management. More recently, a number of traditional "full service" brokerage firms recently have entered the discount brokerage market by permitting their customers to place trades over the Internet at a greatly reduce commission cost. Since 1994, some firms have offered low, flat rate execution fees that are difficult for any conventional discount firm to match. Industry-wide changes in trading practices are expected to cause continuing pressure on fees earned by discount brokers for the sale of order flow. Some firms are offering their services over the Internet and have devoted more resources to and have more elaborate Web sites than ours. Continued competition from ultra low cost, flat fee brokers, combined with the broader service offerings of other discount brokers could limit our growth or even lead to a decline in our customer base. This would adversely effect our business, financial condition and operating results.

OUR COMMISSION PER CUSTOMER TRADE IS TRENDING DOWN.

         Our commission per customer trade is trending down as the number of trades executed electronically increases.(1) Customers who trade electronically typically are charged a lower commission than customers who place trades through our trading desk employees. For the year ended December 31, 1998, electronic trades accounted for an average of 25% of all Siebert trades. This trend has continued during 1999, with electronic trading accounting for approximately 36% of all trades during the quarter ended March 31, 1999, and approached 45% during April 1999.

WE DEPEND ON OUR ABILITY TO ATTRACT AND RETAIN KEY PERSONNEL.

         Although we have been offering Internet trading since 1997, we have had only limited experience in this area compared to some other companies in the industry. Our ability to develop our Internet business and enhance our business through the Internet may depend on our ability to attract and retain management personnel with Internet experience. We cannot assure you that we will be able to attract, hire and retain qualified personnel. In particular, our success is dependent on our founder, Muriel F. Siebert, and the loss of her services would adversely affect us.

OUR CUSTOMERS MAY FAIL TO PAY US.

         The principal credit risk to which we are exposed on a regular basis is that our customers may fail to pay for their purchases or fail to maintain the minimum required collateral for amounts borrowed against securities positions maintained by them. We have established policies with respect to maximum purchase commitments for new customers or customers with inadequate collateral to support a requested purchase. However, our managers have some flexibility in the allowance of certain transactions. When transactions occur outside normal guidelines, these accounts are monitored until their payment obligation is completed. If the customer does not meet the commitment, we take steps to close out the position in an attempt to minimize losses.

         We have personnel specifically responsible for monitoring all customer positions for the maintenance of required collateral. These personnel also monitor accounts that may be concentrated unduly in one or more securities whereby a significant decline in the value of a particular security could reduce the value of the account's collateral below the account's loan obligation. While we have not had significant credit losses in the last five years, we cannot assure you that the policies and procedures we have established will be adequate to prevent a significant credit loss.

--------
(1) Electronic trading includes our: SiebertNet, MarketPhone, Siebert OnLine and MobileBroker(TM) services.

WE FACE RISKS RELATED TO OUR INVESTMENT BANKING ACTIVITIES.

         Certain risks are involved in the underwriting of securities. Underwriting syndicates agree to purchase securities at a discount from the public offering price. If the securities must be sold below the syndicate cost, an underwriter is exposed to losses on the securities that it has committed to purchase. In the last several years, investment banking firms increasingly have underwritten corporate and municipal offerings with fewer syndicate participants or, in some cases, without an underwriting syndicate. In these cases, the underwriter assumes a larger part or all of the risk of an underwriting transaction.

         Under Federal securities laws, other laws and court decisions, an underwriter is exposed to substantial potential liability for material misstatements or omissions of fact in the prospectus used to describe the securities being offered. While municipal securities are exempt from the registration requirements of the Securities Act, underwriters of municipal securities nevertheless are exposed to substantial potential liability for material misstatements or omissions of fact in the offering documents prepared in for these offerings.

WE FACE RISKS RELATED TO OUR TRADING ACTIVITIES.

         Our Capital Markets division underwriting and trading activities involve the purchase, sale or short sale of securities as a principal, which means that we own the securities ourselves rather than merely acting as a broker for a buyer and seller. These activities involve the risk of changes in the market prices of these securities and of decreases in the liquidity of the securities markets, which could limit our ability to resell securities purchased or to repurchase securities sold short. In addition, these activities subject our capital to significant risks that counter parties will fail to perform their obligations. From time to time, we establish short positions during the course of our trading activities. It is a characteristic of short positions that any loss sustained on closing out the position may exceed the liability related to the position as shown on our financial statements.

AN INCREASE IN VOLUME ON OUR SYSTEMS OR OTHER EVENTS COULD CAUSE THEM TO MALFUNCTION.

         We presently receive and process up to 45% of our trade orders electronically. This method of trading is heavily dependent on the integrity of the electronic systems supporting it. While we have never experienced a significant failure of our trading systems, heavy stress placed on our systems during peak trading times could cause our systems to operate at unacceptably low speeds or fail altogether. Any significant degradation or failure of our systems or the systems of third parties involved in the trading process (e.g., online and Internet service providers, record keeping and data processing functions performed by third parties, and third-party software such as Internet browsers), even for a short time, could cause customers to suffer delays in trading. These delays could cause substantial losses for customers and could subject us to claims from these customers for losses. We cannot assure you that our network structure will operate appropriately in the event of a subsystem, component or software failure. In addition, we cannot assure you that we will be able to prevent an extended systems failure in the event of a power or telecommunications failure, an earthquake, fire or any act of God. Any systems failure that causes interruptions in our operations could have a material adverse effect on our business, financial condition and operating results.

WE RELY ON INFORMATION PROCESSING AND COMMUNICATIONS SYSTEMS TO PROCESS AND RECORD OUR TRANSACTIONS.

         Our operations rely heavily on information processing and communications systems. Our system for processing securities transactions is highly automated. Registered representatives equipped with online computer terminals can access customer account information, obtain securities prices and related information and enter and confirm orders online.

         To support our customer service delivery systems, as well as other applications such as clearing functions, account administration, record keeping and direct customer access to investment information, we maintain a computer network in New York City. Through our clearing agent, our computers are also linked to the major registered U.S. securities exchanges, the National Securities Clearing Corporation and The Depository Trust Company. Failure of the information processing or communications systems for a significant period of time could limit our ability to process a large volume of transactions accurately  and  rapidly.  This  could  cause us to be  unable  to  satisfy  our obligations to customers and other securities firms, and could result in regulatory violations. External events, such as an earthquake or power failure, loss of external information feeds, such as security price information, as well as internal malfunctions such as those that could occur during the implementation of system modifications, could render part or all of these systems inoperative.

WE MAY NOT BE ABLE TO KEEP UP PACE WITH CONTINUING CHANGES IN TECHNOLOGY.

         Our market is characterized by rapidly changing technology. To be successful, we must adapt to this rapidly changing environment by continually improving the performance, features and reliability of our services. We could incur substantial costs if we need to modify our services or infrastructure or adapt our technology to respond to these changes. A delay or failure to address technological advances and developments or an increase in costs resulting from these changes could have a material and adverse effect on our business, financial condition and results.

OUR SUCCESS DEPENDS IN PART ON ACCEPTANCE OF INTERNET-BASED BROKERAGE AND CONTINUED GROWTH IN USE OF THE INTERNET.

         Adoption of online commerce, particularly by those individuals who historically have relied on traditional means of commerce, will require a broad acceptance of new and substantially different methods of conducting business. Moreover, our brokerage services over the Internet involve a relatively new approach to securities trading and, as a result, increased marketing and sales efforts may be necessary to educate prospective customers regarding the uses and benefits of our brokerage services and products. In addition, our business, financial condition and results of operations could be materially and adversely affected if Internet usage in general does not continue to grow significantly. Internet usage may be inhibited for a number of reasons, such as:

                  o  inadequate network infrastructure,
                  o  security concerns,
                  o  inconsistent quality of service, and
                  o  inability to provide  cost-effective, high-speed service.

THE ENACTMENT OF NEW LAWS OR CHANGES IN GOVERNMENT REGULATIONS RELATING TO THE INTERNET COULD MATERIALLY AND ADVERSELY AFFECT OUR BUSINESS.

         Due to the increasing popularity of the Internet, it is possible that laws or regulations may be adopted regarding the Internet, any of which could materially and adversely affect our business. These laws may relate to issues such as user privacy, pricing, taxation and the characteristics and quality of products and services. For example, the Telecommunications Act of 1996 sought to prohibit the transmission of certain types of information and content over the Web. The Federal Communications Commission recently decided that a Web user's calls to gain access to the Internet are interstate communications and therefore subject to federal jurisdiction. This could result in an increase in the cost of transmitting data over the Internet. The applicability to the Internet of existing laws in various jurisdictions governing issues like property ownership, libel and personal privacy is ambiguous and may take years to resolve. Due to the global nature of the Internet, it is possible that the U.S., state governments or foreign countries might attempt to adopt new laws, regulate our services or levy sales or other taxes on our activities. We might unintentionally violate these laws or any new laws that are enacted in the future. Any of these developments could have a material and adverse effect on our business, financial condition and operating results.

SECURITY CONCERNS COULD HINDER INTERNET-BASED COMMERCE AND OUR BUSINESS.

         The security and privacy concerns of existing and potential users of our services may inhibit the growth of online commerce generally, and online brokerage trading in particular, which could have a material adverse effect on our business, financial condition and operating results. We rely on encryption and authentication technology to provide the security and authentication necessary to effect secure transmission of confidential information. We cannot assure you that advances in computer capabilities, new discoveries in the field of cryptography or other events or developments will not result in a compromise or breach of the algorithms used by us to protect customer transaction data. If any compromise of our security were to occur, it could have a material adverse effect on our business, financial condition and operating results.

WE MAY NOT BE ABLE TO MAINTAIN EXCLUSIVE RIGHTS TO WEB DOMAIN NAMES RELATING TO OUR BRAND, WHICH MAY DECREASE THE VALUE OF OUR BRAND.

         We currently hold one Web domain name relating to our brand, "www.siebertnet.com". Currently, the acquisition and maintenance of domain names is regulated by governmental agencies and their designees. The regulation of domain names in the U.S. is expected to change in the near future. These changes could include the introduction of additional top level domains, which could cause confusion among Web users trying to locate our site. Furthermore, the relationship between regulations governing domain names and laws protecting trademarks and similar proprietary rights is unclear. We may be unable to prevent third parties from acquiring domain names that are similar to or otherwise decrease the value of our brand.

THERE ARE RISKS ASSOCIATED WITH MINORITY AND WOMEN-OWNED BUSINESS PROGRAMS.

         Minority and women-owned business programs generally operate under the authority of state and local governments or their related agencies. Changes in laws or policies of governments or agencies affecting these programs may adversely affect our participation in municipal bond and equity underwritings, as well as our execution of institutional equity transactions. We believe that, irrespective of the legal requirements, as long as there is a "sensitivity to diversity and competitive equality," opportunities will be available for qualified minority and women-owned businesses, especially in those locales that have a significant minority population.

OUR PRINCIPAL SHAREHOLDER MAY CONTROL US MANY KEY DECISIONS.

         Muriel F. Siebert owns or controls approximately 87.3% of our outstanding common stock. Ms. Siebert will have the power to elect our entire Board of Directors and, except as otherwise provided by law or in our certificate of incorporation or by-laws, to approve any action requiring shareholder approval.

WE ARE SUBJECT TO EXTENSIVE GOVERNMENT REGULATION.

         The securities industry in the United States is subject to extensive regulation under both Federal and state laws. We are registered as a broker-dealer with the SEC, the New York Stock Exchange and the National Association of Securities Dealers. Much of the regulation of broker-dealers has been delegated to self-regulatory organizations, principally the NASD and national securities exchanges such as the NYSE, which is our primary regulator for financial and operational compliance. These self-regulatory organizations adopt rules (subject to approval by the SEC) governing the industry and conduct periodic examinations of broker-dealers. Securities firms are also subject to regulation by state securities authorities in the states in which they do business. We are registered as a broker-dealer in 48 states, the District of Columbia and Puerto Rico.

         The principal purpose of regulation of broker-dealers is the protection of customers and the securities markets, rather than protection of creditors and shareholders of broker-dealers. The regulations to which broker-dealers are subject cover all aspects of the securities business, including:

         o    training of personnel,
         o    sales methods,
         o    trading practices among broker-dealers,
         o    uses and safekeeping of customers' funds and securities,
         o    capital structure of securities firms,
         o    record keeping,
         o    fee  arrangements,
         o    disclosure to clients, and
         o    the conduct of directors, officers and employees.

         Additional legislation, changes in rules promulgated by the SEC and by self-regulatory organizations or changes in the interpretation or enforcement of existing laws and rules may directly affect the method of operation and profitability of broker-dealers. The SEC, self-regulatory organizations and state securities and other authorities may conduct administrative proceedings which can result in censure, fine, cease and desist orders or suspension or expulsion of a broker-dealer, its officers or its employees. We have not been the subject of any such administrative proceedings.

         As a registered broker-dealer and NASD member organization, we are required by Federal law to belong to the Securities Investor Protection Corporation, or SIPC. In the event of the liquidation of a broker-dealer, the SIPC provides protection for securities held in customer accounts held by the firm of up to $500,000 per customer, subject to a limitation of $100,000 on claims for cash balances. The SIPC is funded through assessments on registered broker-dealers. In addition, through our clearing agent, we have purchased from private insurers additional account protection of up to $99.5 million per customer, for customer securities positions only. Stocks, bonds, mutual funds and money market funds are considered securities and are protected on a share basis for the purposes of SIPC protection and the additional protection. Neither SIPC protection nor the additional protection applies to fluctuations in the market value of securities.

         We are also authorized by the Municipal Securities Rulemaking Board to effect transactions in municipal securities on behalf of our customers and have obtained additional registrations with the SEC and state regulatory agencies necessary to permit us to engage in certain other activities incidental to our brokerage business.

         Margin lending arranged by us is subject to the margin rules of the Board of Governors of the Federal Reserve System and the NYSE. Under these rules, broker-dealers are limited in the amount they may lend in connection with certain purchases and short sales of securities and are also required to impose maintenance requirements on the amount of securities and cash held in margin accounts. In addition, these rules, as well as rules of the Chicago Board Options Exchange, govern the amount of margin customers must provide and maintain in writing uncovered options.

         In 1996, voters in the State of California approved Proposition 209, a proposed statewide constitutional amendment by initiative, and the Governor issued an executive order requiring state officials to immediately implement the initiative. Proposition 209 bans preferential treatment for women and minorities in state programs. Under Proposition 209, state agencies have been ordered to end all quotas or set-asides. It is unclear at this point whether the proposition will be implemented or what the impact of the proposition will be on the new business opportunities that may have become available to us in California based upon our status as a WBE.

WE ARE SUBJECT TO NET CAPITAL REQUIREMENTS.

         As a registered broker-dealer, we are subject to the SEC's Uniform Net Capital Rule (Rule 15c3-1). The Net Capital Rule specifies minimum net capital requirements for all registered broker-dealers and is designed to measure financial integrity and liquidity. Failure to maintain the required regulatory net capital may subject a firm to suspension or expulsion by the NYSE and the NASD, certain punitive actions by the SEC and other regulatory bodies, and ultimately may require a firm's liquidation.

         Regulatory net capital is defined as net worth (assets minus liabilities), plus qualifying subordinated borrowings, less certain deductions that result from excluding assets that are not readily convertible into cash and from conservatively valuing certain other assets. These deductions include charges that discount the value of firm security positions to reflect the possibility of adverse changes in market value prior to disposition.

         The Net Capital Rule requires notice of equity capital withdrawals to be provided to the SEC prior to and subsequent to withdrawals exceeding certain sizes. The Net Capital Rule also allows the SEC, under limited circumstances, to restrict a broker-dealer from withdrawing equity capital for up to 20 business days.

         We fall within the provisions of Rule 240.15c3-1(a)(1)(ii) promulgated by the SEC. We have elected to use the alternative method, permitted by the rule, which requires that we maintain minimum net capital, as defined by the rule, equal to the greater of $250,000 or 2% of aggregate debit balances arising from customer transactions, as defined by the rule. The Net Capital Rule of the NYSE also provides that equity capital may not be withdrawn or cash dividends paid if resulting net capital would be less than 5 % of aggregate debits. At March 31, 1999, we had net capital of $12.1 million and net capital requirements of $250,000 under Regulation 240.15c3-1(a)(ii). We maintain net capital in excess of the SEC Rule 17a-11 requirement.

THERE MAY BE NO PUBLIC MARKET FOR OUR COMMON STOCK.

         Until November 1996, there was no public market for our common stock. In addition, only 2,900,553 shares, or 12.7%, of our outstanding common stock are currently held by the public. Although our common stock is traded in the Nasdaq SmallCap Market, there can be no assurance that an active public market will continue.

FUTURE SALES BY EXISTING SHAREHOLDERS COULD DEPRESS THE MARKET PRICE OF OUR COMMON STOCK.

         There are be approximately 22,800,553 shares of our common stock outstanding, 19,900,000 of which are owned or controlled by Muriel F. Siebert. In addition, directors and employees having options to purchase an aggregate of approximately 109,960 shares of our common stock currently are exercisable. Sale of a substantial number of shares of common stock in the public market, whether by the selling shareholders whose shares are covered by this prospectus, Ms. Siebert or our other shareholders, could adversely affect the prevailing market price of our common stock. This could also make it more difficult for us to raise funds through future offerings of our common stock.

                           FORWARD LOOKING STATEMENTS

         Some of the information in this prospectus contains forward-looking statements. These statements may be found under "Risk Factors" and "Dividend Policy." Forward-looking statements typically are identified by use of terms such as "may," "will," "expect," "anticipate," "estimate" and similar words, although some forward-looking statements are expressed differently. You should be aware that our actual results could differ materially from those contained in the forward-looking statements due to a number of factors, including the volatile nature of the business in which we operate, lower price levels of securities, intense competition, risks related to electronic commerce and the Internet, customer credit risks and risks related to our investment banking activities. You should also consider carefully the statements under "Risk Factors" and other sections of this prospectus, which address additional factors that could cause our actual results to differ from those set forth in the forward-looking statements.

                                 USE OF PROCEEDS

         We will not receive any proceeds from the sale of shares of our common stock being sold by the selling shareholders pursuant to this prospectus.

                                 DIVIDEND POLICY

         To date, we have established a practice of paying quarterly cash dividends to our shareholders. During 1997, 1998 and 1999, we paid the following dividends on our common stock:


DECLARATION DATE                                       AMOUNT PER SHARE

December 22, 1997 ..............................          $    0.225
March 16, 1998 .................................          $    0.225
June 23, 1998 ..................................          $    0.03
September 25, 1998 .............................          $    0.03
December 30, 1998 ..............................          $    0.04
March 30, 1999 .................................          $    0.04

         Muriel F. Siebert, as our majority shareholder, waived her right to receive the cash dividends described above and has indicated that she intends to waive her right to receive future cash dividends declared through 1999, if any. We may continue to pay cash dividends on our common stock, subject to:

         o        statutory, regulatory and contractual constraints,
         o        prevailing financial conditions, and
         o        future earnings.

         In considering whether to pay dividends, our Board of Directors will review our earnings, our capital requirements, our economic forecasts and such other factors as are deemed relevant. Some portion of our earnings will be retained to provide capital for the operation and expansion of our business. We cannot assure you that we will declare or pay any dividends in the future.

                           PRICE RANGE OF COMMON STOCK

         Our common stock trades on the Nasdaq SmallCap Market under the symbol "SIEB." The high and low sales prices of our common stock reported by the Nasdaq SmallCap Market during the following periods were:

                                                      High               Low

First Quarter - 1997 ........................      $    3.09         $   2.31
Second Quarter - 1997 .......................      $    2.38         $   2.31
Third Quarter - 1997 ........................      $    2.75         $   1.31
Fourth Quarter - 1997 .......................      $    2.25         $   1.88
First Quarter - 1998 ........................      $   12.06         $   2.42
Second Quarter - 1998 .......................      $   19.00         $   7.38
Third Quarter - 1998 ........................      $   13.50         $   5.75
Fourth Quarter - 1998 .......................      $   19.00         $   5.75
First Quarter - 1999 ........................      $   70.63         $   8.50

         The closing price of our common stock on the Nasdaq SmallCap Market on June 15, 1999 was $20.25 per share and there were 183 shareholders of record.

                              SELLING SHAREHOLDERS

         The following table sets forth information as of June 15, 1999, except as otherwise noted, with respect to the number of shares of our common stock beneficially owned or to be acquired by each of the selling shareholders and assumes that all shares subject to vesting schedules and conditions have vested. No selling shareholder owns more than one percent of our outstanding common stock.

                                                   NUMBER OF SHARES                               NUMBER OF SHARES
                                                    OF COMMON STOCK        NUMBER OF SHARES        OF COMMON STOCK
                                                   BENEFICIALLY OWNED      OF COMMON STOCK       BENEFICIALLY OWNED
SELLING SHAREHOLDER                                PRIOR TO OFFERING       BEING REGISTERED      AFTER OFFERING (1)
-------------------                                -----------------       ----------------      ------------------

Joseph Costello                                         107,062                107,062                    0

Angelo Guerriero                                        107,062                107,062                    0

James Horgan                                            107,062                107,062                    0

Gene R. McHam                                           64,690                  64,690                    0

Matthew Shalloo                                         107,062                107,062                    0

Peter Sosnowski                                         107,062                107,062                    0


-----------
(1) Assumes that all shares offered by each selling shareholder are sold in this offering.

                              PLAN OF DISTRIBUTION

         The selling shareholders may offer their shares at various times in one or more transactions on the Nasdaq SmallCap Market, in special offerings, exchange distributions, secondary distributions, negotiated transactions, or a combination of these methods. They may sell at market prices at the time of sale, at prices related to the market price or at negotiated prices. The selling shareholders may use broker-dealers to sell their shares. If this happens, broker-dealers will either receive discounts or commissions from the selling shareholders, or they will receive commissions from purchasers of shares for whom they acted as agents.

                                  LEGAL MATTERS

         The validity of the shares of our common stock offered hereby will be passed upon for Siebert Financial Corp. by Fulbright & Jaworski L.L.P., New York, New York.

                                     EXPERTS

         The consolidated financial statements incorporated by reference in this prospectus have been audited by Richard A. Eisner & Company, LLP, independent auditors, to the extent and for the periods set forth in their reports incorporated by reference herein and are included in reliance upon such report given upon the authority of such firm as experts in auditing and accounting.


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